Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
January 31, 2023	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Fourth Quarter Earnings Per Share of $0.23

Declares Cash Dividend of $0.21 per Share

(Manhattan, KS, January 31, 2023) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.23 for the three months ended December 31, 2022, compared to $0.48 per share in the third quarter of 2022 and $0.60 per share in the same quarter last year. Net earnings for the fourth quarter of 2022 amounted to $1.2 million, compared to $2.5 million in the prior quarter and $3.1 million for the fourth quarter of 2021. For the three months ended December 31, 2022, the return on average assets was 0.32%, the return on average equity was 4.50%, and the efficiency ratio was 66.8%. Effective October 1, 2022, Landmark completed its acquisition of Freedom Bancshares, Inc. (“Freedom”), and Freedom’s results of operations are included in Landmark’s fourth quarter results. Excluding acquisition costs of $3.0 million, adjusted net earnings for the fourth quarter of 2022 would have been $3.5 million or $0.67 of diluted earnings per share, while the return on average assets would have been 0.92%, and the return on average equity would have been 13.04%. The adjusted results excluding acquisition costs are a non-GAAP financial measure to make the periods more comparable.

For the year ended December 31, 2022, diluted earnings per share totaled $1.88 compared to $3.42 during 2021. Net earnings for 2022 amounted to $9.9 million, compared to $18.0 million in 2021. For the year ended December 31, 2022, the return on average assets was 0.73% and the return on average equity was 8.25%. Excluding the acquisition costs mentioned above, the adjusted net earnings for 2022 would have been $12.4 million or $2.37 of diluted earnings per share, while the adjusted return on average assets and the return on average equity would have been 0.92% and 10.39%, respectively.

In making this announcement, Michael E. Scheopner, President and Chief Executive Officer of Landmark, said, “We are pleased with the assimilation of Freedom’s associates and customers to date, and our core system conversion is scheduled for late first quarter which will provide opportunities for additional synergies. While our fourth quarter results were impacted by costs associated with the acquisition and losses on sales of investment securities, these strategic moves position us well for 2023 and beyond. Loan growth remained strong during the fourth quarter, and we experienced solid growth in net interest income over the prior quarter. Deposits also increased this quarter. Compared to the third quarter 2022 and excluding $118.0 million of loans acquired in connection with the acquisition of Freedom, total gross loans increased by $20.8 million, or 11.6% on an annualized basis. Net interest income also grew by 25.8% while our net interest margin increased to 3.53% during the fourth quarter of 2022. Non-interest income declined $1.8 million compared to the same period last year mostly the result of lower gains on sales of residential mortgage loans. We also recorded a $750,000 loss on sale of lower yielding investment securities that we had strategically sold this quarter. Excluding the $150.4 million of deposits assumed in the acquisition from Freedom, deposit balances increased by $33.1 million, or 11.7% on an annualized basis, as compared to September 30, 2022.”

Mr. Scheopner continued, “Credit quality remains very strong and non-accrual loans and delinquencies continue to decline. Landmark recorded net loan charge-offs of $67,000 in the fourth quarter of 2022 compared to net loan recoveries of $43,000 in the prior quarter and $9,000 in the fourth quarter of 2021. Non-accrual loans totaled $3.3 million or 0.39% of gross loans at December 31, 2022 and have declined $1.9 million over the last twelve months. Also, the balance of loans past due 30 to 89 days remained low. The allowance for loan losses totaled $8.8 million at December 31, 2022, or 1.03% of period end loans. Our equity to assets ratio totaled 7.41% while loans to deposits totaled 64.7%.”

Total assets at December 31, 2022 were $1.5 billion, total gross loans were $850.2 million and total deposits were $1.3 billion. On October 1, 2022, Landmark completed the acquisition of Freedom, a one-bank holding company with gross loans of $118.0 million and deposits of $150.4 million. Landmark’s newest branch, acquired from this acquisition, is in Overland Park, Kansas and expands our presence in the Kansas City market.

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid March 1, 2023, to common stockholders of record as of the close of business on February 15, 2023.

Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Wednesday, February 1, 2023. Investors may participate via telephone by dialing (844) 200-6205 and using access code 653744. A replay of the call will be available through March 2, 2023, by dialing (866) 813-9403 and using access code 490365.

SUMMARY OF FOURTH QUARTER RESULTS

Net Interest Income

Net interest income amounted to $11.9 million for the three months ended December 31, 2022, an increase of $2.8 million, or 30.1% over the fourth quarter of 2021. The growth in net interest income compared with the same period last year was the result of growth in interest income of $4.8 million partially offset by an increase in interest expense of $2.0 million. The increase in interest income was mainly the result of higher rates and balances of both loans and investment securities while growth in interest-bearing liabilities and higher rates resulted in increased interest expense. Total gross loans totaled increased $187.8 million (includes $118.0 of acquired Freedom loans) in the fourth quarter of 2022 to $850.2 million compared to the same period last year while loan yields increased to 5.29%. Investment securities balances also increased by $108.6 million compared to the fourth quarter of 2021 and the tax- equivalent yield on these balances grew to 2.56%. Total deposits grew by $152.2 million (including Freedom acquired deposits of $150.4 million) over the same period last year while other borrowings also grew by $39.2 million. The average rate on interest-bearing liabilities increased this quarter to 0.99% compared to 0.17% last year in the fourth quarter and 0.55% in the prior quarter. Average net interest-earning assets increased $190.7 million to $1.4 billion this quarter compared to the same period last year. On a tax-equivalent basis, the net interest margin totaled 3.53% in the fourth quarter of 2022, compared to 3.21% in the prior quarter and 3.17% in the fourth quarter of 2021.

Non-Interest Income

Non-interest income totaled $2.8 million for the fourth quarter of 2022, a decrease of $1.8 million, or 38.8%, compared to the same period last year and $717,000, or 20.3%, from the previous quarter. The decrease in non-interest income during the fourth quarter of 2022 compared to the same period last year was primarily due to a decline of $1.4 million in gains on sales of one-to-four family residential real estate loans as higher interest rates and low housing inventories reduced originations of these fixed rate loans compared to the prior quarter and the same quarter last year. Higher mortgage rates, however, resulted in an increase in originations of adjustable-rate loans in the fourth quarter of 2022. Fees and service charges increased $169,000, or 7.0%, over the same period last year and increased $61,000 compared to the prior quarter mainly due to increased deposit-related income. Losses of $750,000 and $353,000 were recorded in the fourth and third quarters of 2022, respectively, on the sale of certain low yielding investment securities in our portfolio.

Non-Interest Expense

During the fourth quarter of 2022, non-interest expense totaled $14.0 million, an increase of $4.4 million, or 46.1%, over the same period in 2021 and $4.5 million, or 47.5% higher than in the prior quarter. The increase in non-interest expense was primarily due to $3.0 million of acquisition costs in the fourth quarter of 2022 compared to $134,000 in the prior quarter and none in the same period of 2021. Higher costs for compensation and benefits, occupancy and equipment and other non-interest expenses were primarily due to the costs associated with operating a new branch facility from the Freedom acquisition this quarter, while amortization expense increased due to the core deposit intangible recorded for the acquisition. During the fourth quarter of 2022, a valuation allowance of $354,000 was recorded on real estate owned and was included in other non-interest expense.

Income Tax Expense

Landmark recorded an income tax benefit of $466,000 in the fourth quarter of 2022 compared to income tax expense of $522,000 in the third quarter of 2022 and $1.0 million in the fourth quarter of 2021. The effective tax rate decreased to (62.5%) in the fourth quarter of 2022 compared to 24.8% in the fourth quarter of 2021 and 17.3% in the third quarter of 2022. The fourth quarter of 2022 included the recognition of $465,000 of previously unrecognized tax benefits, which reduced the effective tax rate in the period.

Balance Sheet Highlights

As of December 31, 2022, gross loans totaled $850.2 million, an increase of $138.9 million since September 30, 2022. The growth in loans was primarily due to the acquisition of Freedom’s $118.0 million loan portfolio coupled with core growth of $20.9 million in loans this quarter. During the quarter, loan growth was comprised of commercial real estate (growth of $75.4 million), commercial (growth of $28.8 million), residential real estate (growth of $31.5 million), and construction loans (growth of $4.6 million). Investment securities increased $8.7 million, during the fourth quarter of 2022, however gross unrealized net losses on these investment securities decreased from $41.0 million at September 30, 2022 to $33.2 million at December 31, 2022. Excluding the $150.4 million of deposits assumed in the Freedom acquisition, deposit balances increased $33.1 million, or 11.7% on an annualized basis, to $1.3 billion at December 31, 2022. The increase in deposits was mainly driven by seasonal growth in public fund deposit accounts. Other borrowings increased by $22.1 million this quarter, primarily due to $22.2 million of repurchase agreements assumed in the Freedom acquisition. At December 31, 2022, the loan to deposits ratio was 64.7% compared to 62.9% in the prior quarter and 56.9% in the same period last year.

Stockholders’ equity increased to $111.4 million (book value of $21.38 per share) as of December 31, 2022, from $105.5 million (book value of $20.20 per share) as of September 30, 2022, due mainly to a decrease in other comprehensive losses during the fourth quarter of 2022 related to the decline in the unrealized losses on investment securities mentioned above. The ratio of equity to total assets decreased to 7.41% on December 31, 2022, from 7.78% at September 30, 2022.

The allowance for loan losses totaled $8.8 million, or 1.03% of total gross loans on December 31, 2022, compared to $8.9 million, or 1.25% of total gross loans on September 30, 2022. Net loan charge-offs totaled $67,000 in the fourth quarter of 2022, compared to net loan recoveries of $9,000 during the same quarter last year and $43,000 during the third quarter of 2022. The ratio of annualized net loan charge-offs to total average loans was 0.03% in the fourth quarter of 2022, (0.01%) in the fourth quarter of last year and (0.02%) in the prior quarter. No provision for loan losses was made in either the fourth quarter of 2022 or 2021. A $500,000 provision for loan losses was recorded in the third quarter of 2022 primarily due to the growth in loans during the quarter.

Non-performing loans totaled $3.3 million, or 0.39% of gross loans, while loans 30-89 days delinquent totaled $738,000, or 0.09% of gross loans, as of December 31, 2022. Real estate owned totaled $0.9 million at December 31, 2022.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economies, including the effects of inflationary pressures and supply chain constraints on such economies; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute; (x) the effects of severe weather, natural disasters, widespread disease or pandemics (including the COVID-19 pandemic), or other external events; (xi) the loss of key executives or employees; (xii) changes in consumer spending; (xiii) integration of acquired businesses; (xiv) unexpected outcomes of existing or new litigation; (xv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvi) the economic impact of past and any future terrorist attacks, acts of war, including the current conflict in Ukraine, or threats thereof, and the response of the United States to any such threats and attacks; (xvii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xviii) declines in the value of our investment portfolio; (xix) the ability to raise additional capital; (xx) cyber-attacks; (xxi) declines in real estate values; (xxii) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxiii) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Assets
Cash and cash equivalents	$23,156	$49,234	$30,413	$106,319	$189,213
Interest-bearing deposits at other banks	9,084	8,844	8,360	6,381	7,378
Investment securities:
U.S. treasury securities	123,111	127,445	135,459	119,882	42,675
U.S. federal agency obligations	1,988	4,979	14,931	17,013	17,195
Municipal obligations, tax exempt	127,262	128,392	134,994	130,915	137,984
Municipal obligations, taxable	67,244	61,959	49,356	45,586	40,046
Agency mortgage-backed securities	169,701	161,331	151,893	153,587	142,817
Investment securities available-for-sale, at fair value	489,306	484,106	486,633	466,983	380,717
Investment securities held-to-maturity	3,524	-	-	-	-
Bank stocks, at cost	5,470	6,641	2,881	2,856	2,905
Loans:
One-to-four family residential real estate	236,982	205,466	192,517	169,514	166,081
Construction and land	22,725	18,119	23,092	25,408	27,644
Commercial real estate	304,074	228,669	209,879	196,736	198,472
Commercial	173,415	144,582	137,929	127,226	132,154
Paycheck Protection Program (PPP)	21	410	652	5,218	17,179
Agriculture	84,283	86,114	78,240	82,484	94,267
Municipal	2,026	2,036	2,076	2,212	2,050
Consumer	26,664	25,911	25,531	24,751	24,541
Total gross loans	850,190	711,307	669,916	633,549	662,388
Net deferred loan (fees) costs and loans in process	(250)	(311)	229	(43)	(380)
Allowance for loan losses	(8,791)	(8,858)	(8,315)	(8,357)	(8,775)
Loans, net	841,149	702,138	661,830	625,149	653,233
Loans held for sale	2,488	2,741	6,264	5,424	4,795
Bank owned life insurance	37,323	32,672	32,483	32,293	32,106
Premises and equipment, net	24,327	20,628	20,679	20,919	20,803
Goodwill	32,199	17,532	17,532	17,532	17,532
Other intangible assets, net	4,006	36	52	67	84
Mortgage servicing rights	3,813	3,980	4,025	4,128	4,193
Real estate owned, net	934	1,288	1,288	1,288	2,551
Other assets	26,088	25,456	19,911	17,095	13,458
Total assets	$1,502,867	$1,355,296	$1,292,351	$1,306,434	$1,328,968

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	410,142	347,942	343,107	350,342	350,005
Money market and checking	626,659	504,973	520,056	517,936	536,868
Savings	170,570	170,988	170,419	167,823	155,501
Certificates of deposit	93,278	93,234	97,885	103,464	106,107
Total deposits	1,300,649	1,117,137	1,131,467	1,139,565	1,148,481
Federal Home Loan Bank borrowings	8,200	74,900	-	-	-
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Other borrowings	38,402	16,349	6,223	7,004	7,403
Accrued interest and other liabilities	22,532	19,775	15,708	14,701	15,790
Total liabilities	1,391,434	1,249,812	1,175,049	1,182,921	1,193,325
Stockholders’ equity:
Common stock	52	50	50	50	50
Additional paid-in capital	84,273	79,329	79,284	79,206	79,120
Retained earnings	52,174	58,114	56,662	54,677	52,593
Treasury stock, at cost	-	(1,040)	(538)	-	-
Accumulated other comprehensive (loss) income	(25,066)	(30,969)	(18,156)	(10,420)	3,880
Total stockholders’ equity	111,433	105,484	117,302	123,513	135,643
Total liabilities and stockholders’ equity	$1,502,867	$1,355,296	$1,292,351	$1,306,434	$1,328,968

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,			Year ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Interest income:
Loans	$11,101	$8,025	$7,907	$33,473	$33,612
Investment securities:
Taxable	2,356	1,783	836	6,735	3,192
Tax-exempt	786	780	737	3,018	3,022
Total interest income	14,243	10,588	9,480	43,226	39,826
Interest expense:
Deposits	1,452	771	223	2,776	1,023
Borrowed funds	905	366	121	1,570	483
Total interest expense	2,357	1,137	344	4,346	1,506
Net interest income	11,886	9,451	9,136	38,880	38,320
Provision for loan losses	-	500	-	-	500
Net interest income after provision for loan losses	11,886	8,951	9,136	38,880	37,820
Non-interest income:
Fees and service charges	2,572	2,511	2,403	9,651	8,857
Gains on sales of loans, net	417	1,049	1,823	3,444	10,487
Bank owned life insurance	214	189	192	780	686
(Losses) gains on sales of investment securities, net	(750)	(353)	-	(1,103)	1,138
Other	359	133	180	928	1,093
Total non-interest income	2,812	3,529	4,598	13,700	22,261
Non-interest expense:
Compensation and benefits	5,626	5,051	5,061	20,405	20,157
Occupancy and equipment	1,373	1,335	1,214	5,118	4,482
Data processing	495	383	525	1,580	2,016
Amortization of mortgage servicing rights and other intangibles	481	314	376	1,446	1,601
Professional fees	554	472	595	1,892	1,831
Acquisition costs	3,043	134	-	3,398	-
Other	2,380	1,769	1,779	7,431	7,169
Total non-interest expense	13,952	9,458	9,550	41,270	37,256
Earnings before income taxes	746	3,022	4,184	11,310	22,825
Income tax expense	(466)	522	1,037	1,432	4,814
Net earnings	$1,212	$2,500	$3,147	$9,878	$18,011

Net earnings per share (1)
Basic	$0.23	$0.48	$0.60	$1.89	$3.43
Diluted	0.23	0.48	0.60	1.88	3.42
Dividends per share (1)	0.20	0.20	0.18	0.80	0.73
Shares outstanding at end of period (1)	5,213,232	5,221,966	5,247,332	5,213,232	5,247,332
Weighted average common shares outstanding - basic (1)	5,214,698	5,228,270	5,247,294	5,230,749	5,244,273
Weighted average common shares outstanding - diluted (1)	5,228,490	5,242,073	5,267,143	5,245,765	5,259,035

Tax equivalent net interest income	$12,089	$9,657	$9,335	$39,680	$39,136

(1)	Share and per share values at or for the periods ended September 30, 2022 and December 31, 2021 have been adjusted to give effect to the 5% stock dividend paid during December 2022.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

	As of or for the			As of or for the
(Dollars in thousands, except per share amounts)	three months ended,			year ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Performance ratios:
Return on average assets (1)	0.32%	0.77%	0.98%	0.73%	1.43%
Return on average equity (1)	4.50%	8.42%	9.25%	8.25%	13.68%
Net interest margin (1)(2)	3.53%	3.21%	3.17%	3.21%	3.39%
Effective tax rate	-62.5%	17.3%	24.8%	12.7%	21.1%
Efficiency ratio (3)	66.8%	69.6%	68.3%	69.4%	61.8%
Non-interest income to total income (3)	23.1%	29.1%	33.6%	27.4%	35.5%

Average balances:
Investment securities	$504,495	$494,283	$383,508	$474,732	$343,059
Loans	832,285	687,716	652,691	702,247	689,908
Assets	1,507,454	1,307,866	1,276,079	1,357,479	1,255,696
Interest-bearing deposits	850,041	782,533	758,061	804,146	765,537
Subordinated debentures and other borrowings	65,521	37,532	21,651	36,712	21,653
Repurchase agreements	31,533	7,411	7,982	13,239	5,915
Stockholders’ equity	$106,782	$119,100	135,015	$119,792	131,654

Average tax equivalent yield/cost (1):
Investment securities	2.56%	2.18%	1.77%	2.15%	1.99%
Loans	5.29%	4.63%	4.81%	4.77%	4.88%
Total interest-bearing assets	4.22%	3.59%	3.29%	3.56%	3.52%
Interest-bearing deposits	0.68%	0.39%	0.12%	0.35%	0.13%
Subordinated debentures and other borrowings	4.83%	3.58%	2.14%	3.88%	2.18%
Repurchase agreements	1.36%	1.45%	0.20%	1.10%	0.19%
Total interest-bearing liabilities	0.99%	0.55%	0.17%	0.51%	0.19%

Capital ratios:
Equity to total assets	7.41%	7.78%	10.21%
Tangible equity to tangible assets (3)	5.13%	6.57%	9.00%
Book value per share	$21.38	$20.20	$25.85
Tangible book value per share (3)	$14.43	$16.84	$22.49

Rollforward of allowance for loan losses:
Beginning balance	$8,858	$8,315	$8,766	$8,775	$8,775
Charge-offs	(101)	(106)	(70)	(336)	(978)
Recoveries	34	149	79	352	478
Provision for loan losses	-	500	-	-	500
Ending balance	$8,791	$8,858	$8,775	$8,791	$8,775

Non-performing assets:
Non-accrual loans	$3,326	$4,823	$5,230
Accruing loans over 90 days past due	-	-	-
Real estate owned	934	1,288	2,551
Total non-performing assets	$4,260	$6,111	$7,781

Loans 30-89 days delinquent	$738	$657	$1,990

Other ratios:
Loans to deposits	64.67%	62.85%	56.88%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.09%	0.09%	0.30%
Total non-performing loans to gross loans outstanding	0.39%	0.68%	0.79%
Total non-performing assets to total assets	0.28%	0.45%	0.59%
Allowance for loan losses to gross loans outstanding	1.03%	1.25%	1.32%
Allowance for loan losses to gross loans outstanding excluding PPP loans	1.03%	1.25%	1.36%
Allowance for loan losses to total non-performing loans	264.31%	183.66%	167.78%
Net loan charge-offs to average loans (1)	0.03%	-0.02%	-0.01%	0.00%	0.07%

(1)	Information is annualized.
(2)	Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.
(3)	Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

	As of or for the			As of or for the
(Dollars in thousands, except per share amounts)	three months ended,			Year ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021

Non-GAAP earnings reconciliation:
Net earnings	$1,212	$2,500	$3,147	$9,878	$18,011
Add: acquisition costs	3,043	134	-	3,398	-
Less: income tax expense (effective tax rate of 24.5%)	(746)	(33)	-	(833)	-
Adjusted net earnings (A)	$3,509	$2,601	$3,147	$12,443	$18,011

Weighted average common shares outstanding - diluted (B)	5,228,490	5,242,073	5,267,143	5,245,765	5,259,035

Adjusted diluted net earnings per share (A/B)	$0.67	$0.50	$0.60	$2.37	$3.42
Adjusted return on average assets (1)	0.92%	0.79%	0.98%	0.92%	1.43%
Adjusted return on average equity (1)	13.04%	8.66%	9.25%	10.39%	13.68%

(1)	Information is annualized.

Non-GAAP financial ratio reconciliation:
Total non-interest expense	$13,952	$9,458	$9,550	$41,270	$37,256
Less: foreclosure and real estate owned expense	(393)	(32)	(124)	(457)	(415)
Less: amortization of other intangibles	(200)	(16)	(20)	(248)	(102)
Less: acquisition costs	(3,043)	(134)	-	(3,398)	-
Adjusted non-interest expense (A)	10,316	9,276	9,406	37,167	36,739

Net interest income (B)	11,886	9,451	9,136	38,880	38,320

Non-interest income	2,812	3,529	4,598	13,700	22,261
Less: losses (gains) on sales of investment securities, net	750	353	-	1,103	(1,138)
Less: gains on sales of premises and equipment and foreclosed assets	-	-	28	(114)	4
Adjusted non-interest income (C)	$3,562	$3,882	$4,626	$14,689	$21,127

Efficiency ratio (A/(B+C))	66.8%	69.6%	68.3%	69.4%	61.8%
Non-interest income to total income (C/(B+C))	23.1%	29.1%	33.6%	27.4%	35.5%

Total stockholders’ equity	$111,433	$105,484	$135,643
Less: goodwill and other intangible assets	(36,205)	(17,568)	(17,616)
Tangible equity (D)	$75,228	$87,916	$118,027

Total assets	$1,502,867	$1,355,296	$1,328,968
Less: goodwill and other intangible assets	(36,205)	(17,568)	(17,616)
Tangible assets (E)	$1,466,662	$1,337,728	$1,311,352

Tangible equity to tangible assets (D/E)	5.13%	6.57%	9.00%

Shares outstanding at end of period (F)	5,213,232	5,221,966	5,247,332

Tangible book value per share (D/F)	$14.43	$16.84	$22.49